Exhibit 99.1

Company Contact:	Kyra Whitten
Sr. Director, Corporate Communications
(408) 875-7819
Kyra.whitten@kla-tencor.com

Agency Contact:	David Moreno
Senior Account Director, MCA
(650) 968-8900 x125
dmoreno@mcapr.com
FOR IMMEDIATE RELEASE
KLA-TENCOR NAMES NEW MEMBER TO BOARD OF DIRECTORS
SAN JOSE, Calif., May. 11, 2006—KLA-Tencor Corp. (NASDAQ: KLAC) today announced the appointment of David C. Wang to its board of directors. Wang was elected to the board on May 11, 2006 and will fill the vacancy created by the resignation of Michael Marks.
“We are fortunate to add an experienced director to fill the vacancy on KLA-Tencor’s board,” said Kenneth Levy, chairman of KLA-Tencor. “David C. Wang brings a wealth of experience in global markets to KLA-Tencor.”
Wang has served as president, China for Boeing since 2002. Prior to joining Boeing, he spent 22 years at GE where he worked in various capacities, including most recently as chairman and CEO of GE China. In addition, Wang served in executive positions in Singapore, Malaysia and Mexico. Wang is also a director of Linktone, Ltd.
Levy stated that Michael Marks made significant contributions to the success of KLA-Tencor during his tenure as a director. “His insights have benefited KLA-Tencor during his tenure on the board and he will be missed.”
About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at
http://www.kla-tencor.com
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